Exhibit 10.2

NOMAD FOODS LIMITED LONG TERM 2015 INCENTIVE PLAN (adopted by resolution of the Board on June 15, 2015)

RULES

1	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

Agreement means a restricted share agreement executed pursuant to this Plan granting an Award to an eligible individual

Acquiring Company means a company that obtains Control of the Company as described at Rule 10.1 and 10.2 or proposes to obtain Control of the Company as described at Rule 10.3

Award means a right over Shares granted under the Plan by the execution of an Agreement

Board means the board of directors of the Company or a duly authorised committee of the Board (which includes the Committee)

Change of Control means an event described at Rule 10.1 or 10.2, (Takeovers and other corporate events);

Committee means the remuneration committee or other duly authorised committee of the Board or duly authorised official of the Company or, on and after the occurrence of a Change of Control the remuneration committee of the Board as constituted immediately before such event occurs

Commencement Date means June 15, 2015

Company means Nomad Foods Limited (registered in the British Virgin Islands with number 1818482)

Control means control within the meaning of section 1124 of the Corporation Tax Act 2010

Dealing Code means, at any time, the share dealing code or insider trader policy adopted by the Company and in force at that time

Dealing Day means any day on which the London Stock Exchange is open for the transaction of business

Grant Date means the date on which an Award is granted

Good Leaver means, unless otherwise provided in an Agreement, a Participant ceasing employment with a Group Company in the circumstances set out at Rule 9.1

Group Company means the Company or any Subsidiary of the Company

ITEPA means the Income Tax (Earnings and Pensions) Act 2003

Listing Rules means the Listing Rules published by the United Kingdom Listing Authority

London Stock Exchange means London Stock Exchange plc or any successor to that company

Misconduct means a Participant (a) being dismissed without notice or resigning in circumstances where his employing company would have been entitled to dismiss him without notice, or (b) committing a material breach of his employment contract or settlement agreement with his employing company.

Participant means a person who holds an Award, including where applicable his personal representatives

Performance Conditions means a condition or conditions related to (a) the financial performance of the Company and/or (b) the Participant remaining employed by or having a service relationship with a Group Company for a specified period, which in either case are specified by the Committee in an Agreement, and must be fulfilled or waived in accordance with the Rules and the Agreement for the Award to Vest

Performance Period means the period over which a Performance Condition is measured, specified by the Committee at the Grant Date, of an Award, which shall be a period of no longer than five years less a day.

Plan means the Nomad Foods 2015 Long Term Incentive Plan as amended from time to time

Rule means a rule of the Plan

Shares means ordinary shares of no par value in the capital of the Company

Subsidiary means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006)

Tax Liability means any amount of tax or social security contributions (excluding UK employer’s National Insurance Contributions unless expressly otherwise provided in an Agreement) for which a Participant would or may be liable and for which any Group Company or former Group Company would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority.

Vest means, in relation to an Award, the Shares subject to an Award ceasing to be subject to restrictions under the Plan in relation to all or a proportion of the Shares subject to it in accordance with Rule 5 and Vesting shall be construed accordingly

Vested Shares means those Shares in respect of which an Award vests in accordance with Rule 5.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.

2	ELIGIBILITY

An individual is eligible to be granted an Award only if he is an employee, director or officer of, or an independent contractor to a Group Company .

3	GRANT OF AWARDS

3.1	Terms of grant

Subject to Rule 3.4 (Timing of grant), Rule 3.5 (Approvals and consents) and Rule 4 (Limits), the Committee may resolve that an Award should be granted:

(a)	on the terms set out in the Plan; and/or

(b)	on such additional terms relating to Performance Conditions or otherwise as the Committee may specify.

to any person who is eligible to be granted an Award under Rule 2 (Eligibility) . In the event of any conflict or inconsistency between the Rules and an Agreement, the terms of the Agreement shall prevail.

3.2	Method of grant

An Award shall be granted by an Agreement in the form from time to time approved by the Committee and executed by the Company and the Participant.

3.3	Grantor of Awards

Unless specified to the contrary by the Committee on the Grant Date, the Shares subject to an Award may be delivered to an eligible individual through:

(a)	the issue of new Shares; and/or

(b)	the transfer of Shares out of treasury or otherwise.

3.4	Timing of grant

Subject to Rule 3.5 (Approvals and consents), an Award may be granted at any time other than (a) during a close period, as defined in the Dealing Code; or (b) the Dealing Day on or after the date on which the Company announces its results for any period, but an Award may not be granted after the tenth anniversary of the Commencement Date.

3.5	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under the Listing Rules, the Dealing Code, the City Code on Takeovers and Mergers or any other UK or non-UK regulation or enactment.

3.6	Non-transferability and bankruptcy

An Award granted to any person shall lapse immediately if:

(a)	transferred, assigned, charged or otherwise disposed of (except on his death when it may be transmitted to his personal representatives); or

(b)	the Participant is declared bankrupt (unless the Committee decides otherwise).

4	LIMITS

4.1	10% in 10 years limit

No Award shall be granted on any date if, as a result, the number of Shares issued or issuable pursuant to Awards granted in the period of ten years ending on that date under the Plan and under any other employee share plan operated by the Company, would exceed such number as represents 10% of the ordinary share capital of the Company in issue at that time.

5	VESTING OF AWARDS

5.1	Timing of Vesting

Subject to Rules 6.2 (Restrictions on Vesting) and 10 (Takeovers and other corporate events), an Award shall Vest on the expiry of the Performance Period, subject to the satisfaction of the Performance Conditions relating to the Award.

5.2	Dividends

Unless otherwise provided in an Agreement, the Participant shall waive dividends in respect of any Shares that are not Vested Shares.

6	RESTRICTIONS ON VESTING

6.1	Restrictions on vesting: regulatory and tax issues

No Award shall Vest unless and until the following conditions are satisfied:

(a)	the Vesting would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, the Dealing Code, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment. In particular, if an Award would Vest during a period during which the Participant (being a person covered by the Dealing Code) is not permitted to deal in Shares, then unless the Committee in exceptional circumstances otherwise determines the Vesting shall be postponed until the first date on which the Participant is permitted to deal in Shares;

(b)	if, on Vesting of an Award, a Tax Liability would arise and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 7 then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Company will receive the amount of such Tax Liability; and

(c)	the relevant Performance Conditions have been satisfied, or waived by the Committee, in whole or in part, in accordance with Rule 12.5.

6.2	Tax Liability before Vesting

If a Participant will, or is likely to, incur any Tax Liabiliity on the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Company to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant authorises the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Company receives the amount required to discharge the Tax Liability and the number of Shares subject to his Award shall be reduced accordingly.

For the purposes of this Rule 6.2, references to Group Company include any former Group Company.

7	TAX INDEMNITY

In consideration of the grant to him of an Award the Participant shall covenant with the Company (on behalf of every Group Company) to recover from him all and any Tax Liability, and to indemnify and keep indemnified on a continuing basis the Company in respect of such Tax Liability. For the purposes of such indemnity the Participant authorises the Company to deduct sufficient funds which, in the reasonable opinion of the Board, would be equal to any Tax Liability from any payment made to or in respect of the Participant by the Company during the 92 days following the date of Vesting

If there is no such payment or deduction made for whatever reason or the outstanding Tax Liability exceeds the amount of such payment or deduction, the Participant hereby agrees that the full amount of the outstanding Tax Liability be recovered by the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Company or former Group Company receives the amount required to discharge the Tax Liability which arises on Vesting, except to the extent that the Board decides that all or part the Tax Liability shall be funded in a different manner.

8	LAPSE OF AWARDS

An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	at any time to the extent that the Committee determines that there is no prospect of Vesting;

(c)	On the day prior to the fifth anniversary of the date of grant of an Award;

(d)	In any other circumstances provided for in an Agreement

On the lapse of an Award the Company shall procure that the Shares the subject of such Award are forfeited by means of cancellation, or the purchase of such Shares for no consideration by the Company or any person nominated for such purposes by the Company.

9	CEASING EMPLOYMENT

9.1	Good leavers

Unless the Agreement otherwise provides, if a Participant ceases to be a director, employee or officer of a Group Company, or to provide services as an independent contractor to a Group Company before the end of the Performance Period by reason of death, disability, or under any other exceptional circumstances deemed by the Committee to make the Participant a Good Leaver, the Award shall Vest to the extent that the Performance Conditions have been satisfied over the shortened period from the start of the Performance Period to the date of cessation of office or employment or the termination of the service agreement with the Group Company. Unless provided to the contrary by the Performance Conditions, the extent to which the Performance Conditions have been satisfied in such circumstances shall be determined by the Committee on such reasonable basis as it decides, and the Board shall reduce the number of Shares subject to the Award to reflect the proportion of the Performance Period elapsed at the date of cessation. Any part of the Award which remains unvested at such cessation shall lapse immediately. The Board may at its discretion postpone the Vesting of Shares for a period of up to 12 months (though not past the fifth anniversary of the date of grant of an Award) and make Vesting conditional on the Participant abiding by the terms of their employment contract or settlement agreement with their employing company.

9.2	Cessation of office or employment other than as a Good Leaver

Unless the Agreement otherwise provides, if a Participant ceases to be a director, employee or officer of a Group Company before the end of the Performance Period:

(a)	for Misconduct, or commits or is found to have committed Misconduct at any time following cessation, an Award shall lapse immediately;

(b)	for any other reason where the Participant is not a Good Leaver, the Award shall Vest only to the extent that the relevant Performance Conditions were satisfied at the date of cessation. The Board may at its discretion postpone the Vesting of Shares for a period of up to 12 months (though not past the fifth anniversary of the date of grant of an Award) and make Vesting conditional on the Participant abiding by the terms of their employment contract or settlement agreement with their employing company.

9.3	Meaning of ceasing employment

Unless the Agreement otherwise provides, a Participant shall not be treated for the purposes of this Rule 9 as ceasing to be a director, officer or employee of a Group Company until such time as he is no longer a director, officer or employee of any Group Company. If any Participant ceases to be such a director, officer or employee in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee, officer or director.

The reason for the termination of office or employment of a Participant shall be determined by reference to Rules 9.1 to 9.2 regardless of whether such termination was lawful or unlawful.

10	TAKEOVERS AND OTHER CORPORATE EVENTS

10.1	General offers

If any person (or any group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company; or

(b)	obtains Control of the Company as a result of making a general offer to acquire all the shares in the Company which are of the same class as the Shares the Board shall, within seven days of becoming aware of that event, notify every Participant of it and subject to Rule 6.1 (Restrictions on vesting: regulatory and tax issues) and Rule 10.3 (Internal reorganisations), and unless the Agreement otherwise provides, the Committee may determine that all Awards shall (i) Vest to the extent that the Performance Conditions are deemed satisfied over the shortened period from the start of the Performance Period to the date of the Change of Control, or (ii) Vest to the extent that the Committee sees fit if it decides at its discretion to waive such Performance Condition in whole or in part. The Committee may in addition determine that Awards shall be scaled back to reflect the period between the start of the Performance Period and the date of the Change of Control as a proportion of the Performance Period as a whole.

10.2	Schemes of arrangement and winding-up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under the law of the jurisdiction in which the Company is based in connection with or for the purposes of a Change in Control of the Company;

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding-up of the Company then unless the Agreement otherwise provides, and subject to Rule 6.1 (Restrictions on vesting: regulatory and tax issues) and Rule 10.3 (Internal reorganisations), the Committee may determine that all Awards shall, (i) Vest to the extent that the Committee determines that Performance Conditions are deemed to be satisfied over the shortened period from the start of the Performance Period to the date of the relevant event described at (a) to (c) above, or (ii) Vest to the extent that the Committee sees fit if it decides at its discretion to waive such Performance Condition in whole or in part. The Committee may in addition determine that Awards shall be scaled back to reflect the period between the start of the Performance Period and the date of the Change of Control as a proportion of the Performance Period as a whole.

10.3	Internal reorganisations

In the event that:

(a)	a company is expected to obtain Control of the Company as a result of an offer referred to in Rule 10.1 (General offers) or a compromise or arrangement referred to in Rule 10.2(a) (Schemes of arrangement and winding-up); and

(b)	at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 10.1 (General offers) or Rule 10.2 (Schemes of arrangement and winding-up) but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces, except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 10.3 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

11	ADJUSTMENT OF AWARDS

11.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent

The Committee may make such adjustments as it considers appropriate to the number of Shares comprised in an Award.

12	AMENDMENTS

12.1	General rule on amendments

Except as described in Rule 12.2 (Shareholder approval) and Rule 12.4 (Amendments to the disadvantage of Participants) the Committee may at any time amend the Plan or the terms of any Award granted under it.

12.2	Shareholder approval

Except as described in Rule 12.3 (Exception to shareholder approval), no amendment to the material advantage of an individual to whom an Award has been or may be granted shall be made under Rule 12.1 (General rule on amendments) to the provisions concerning the overall limits on the issue of Shares without the prior approval by ordinary resolution of the members of the Company in general meeting.

12.3	Exception to shareholder approval

Rule 12.2 (Shareholder approval) shall not apply to any minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Company.

12.4	Amendments to the disadvantage of Participants

No amendment to the material disadvantage of Participants (other than a change to any Performance Condition) shall be made under Rule 12.1 (General rule on amendments) unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the amendment; and

(b)	The amendment is approved by a majority of those Participants who have given such an indication.

12.5	Amendments to a Performance Condition

The Committee may amend any Performance Conditions without prior shareholder approval if:

(a)	an event has occurred which causes the Committee reasonably to consider that it would be appropriate to amend the Performance Conditions;

(b)	the amended Performance Condition will, in the reasonable opinion of the Committee, be not materially less difficult to satisfy than the unamended Performance Conditions would have been but for the event in question; and

(c)	The Committee shall act fairly and reasonably in making the amendment.

13	MISCELLANEOUS

13.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

13.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

13.3	Exercise of powers and discretions

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

13.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Participants shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer.

13.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Committee determines.

13.6	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

13.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

13.8	Data protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

(a)	providing personal data to any Group Company and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Group Company or third party;

(c)	transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)	providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.

13.9	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.